Exhibit 99.1

Ariba Reports Results for Second Quarter of Fiscal Year 2008

Company posts record subscription software and backlog growth for second consecutive quarter

SUNNYVALE, Calif., April 24, 2008 — Ariba, Inc. (Nasdaq: ARBA), the leading spend management solutions provider, today announced results for the second quarter of fiscal year 2008 ended March 31.

Quarterly Financial and Operational Highlights:

•	Total Non-GAAP revenues of $82.8 million and Non-GAAP EPS of $0.09

•	Non-GAAP subscription software revenue of $31 million, up 97% year-over-year

•	Total subscription software backlog of $202 million, up 98% year-over-year

•	12-month subscription software backlog of $101 million, up 89% year-over-year

•	Release of Ariba 9s5, the first enterprise-class on-demand spend management suite

“Despite a slowing global economy, Ariba executed well,” said Bob Calderoni, Chairman and CEO, Ariba. “For the second consecutive quarter, we posted record year-over-year growth in both subscription software revenue and backlog, a testament to the strength of our on-demand strategy,” Calderoni continued. “With the release of Ariba 9s5, we have raised the bar for on-demand spend management solutions, providing similar enterprise-class functionality as our CD-based products, and positioned ourselves well to maintain our market position.”

Results for the Second Quarter of Fiscal Year 2008

Revenue:

Total GAAP revenues for the second quarter of fiscal year 2008 were $80.5 million, as compared to $73.4 million for the second quarter of fiscal year 2007. Subscription and maintenance revenues for the quarter were $46.8 million, as compared to $34.2 million for the second quarter of fiscal year 2007. Within subscription and maintenance revenues, subscription software revenue was $28.6 million for the quarter, as compared to $15.7 million for the second quarter of fiscal year 2007. Services and other revenues for the quarter were $33.7 million, as compared to $39.2 million for the second quarter of fiscal year 2007. On a Non-GAAP basis, total revenues for the second quarter of fiscal year 2008 were $82.8 million with subscription software revenue at $30.8 million. The difference between GAAP and Non-GAAP is $2.3 million of revenue that was not recognized due to the impact of purchase accounting on contracts acquired through the acquisition of Procuri, Inc.

Earnings Per Share:

Net loss for the second quarter of fiscal year 2008 was $12.4 million, or $0.16 per share, as compared to a net loss for the second quarter of fiscal year 2007 of $5.1 million, or $0.07 per share. In addition to the revenue that was not recognized due to the impact of purchase accounting on contracts acquired through the acquisition of Procuri, Inc., the net loss for the first quarter of fiscal year 2008 included charges of $4.9 million for amortization of intangible assets, $690,000 for restructuring related to the Procuri integration, and $11.5 million for stock-based compensation. Excluding these items, non-GAAP net income for the second quarter of fiscal 2008 was $6.9 million, or $0.09 per diluted share, compared to non-GAAP net income for the second quarter of fiscal 2007 of $7.1 million or $0.10 per share.

Balance Sheet and Cash:

Total cash, cash equivalents, marketable securities and investments were $125 million at March 31, 2008, down $58 million from September 30, 2007. The primary reason for the decrease in cash was due to the cash paid in conjunction with the acquisition of Procuri, which was completed in the quarter ended December 31, 2007. Positive net cash flow from operations for the three months ended March 31, 2008 was $1.5 million, as compared to $2.5 million for the three months ended March 31, 2007. Accounts receivable, on a days-sales-outstanding basis, were 33 days for the second quarter of fiscal year 2008, as compared to 43 days for the second quarter of fiscal year 2007, and down from 34 days from the previous quarter. Total deferred revenues were $95.1 million at March 31, 2008, up $8 million from December 31, 2007.

Customer Acquisition and Transactions for the Quarter:

During the quarter, 226 companies of all sizes across geographies purchased Ariba solutions to drive their spend management strategies, including: BNP Paribas, The Kroger Co., National City Corporation, Nissan Motor Co. LTD, Sodexho, and The Thomson Corporation. The company also added 22 new customers, and closed 20 transactions over $1 million, including 13 software deals over $1 million, and 135 on-demand product deals.

Conference Call Information

Ariba will hold a conference call today at 2:00 p.m. PT / 5:00 p.m. ET to discuss its results for the second quarter of fiscal year 2008. To join the call, please dial (877) 407-8031 in the United States and Canada, or (201) 689-8031 if calling internationally. The conference call also will be webcast live, and can be accessed on the investor relations section of the company’s website at www.ariba.com or by logging in at www.vcall.com.

A replay of the conference will be available at approximately 5:00 p.m. PT / 8:00 p.m. ET today through Thursday, May 1, 2008 by calling (877) 660-6853 in the United States and Canada or (201) 612-7415 internationally and entering account number: 286 and conference ID number: 279522.

About Ariba, Inc.

Ariba, Inc. is the leading provider of spend management solutions to help companies realize rapid and sustainable bottom line results. Successful companies around the world in every industry use Ariba Spend Management™ software and services. Ariba can be contacted in the U.S. at 1.650.390.1000 or at www.ariba.com.

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Copyright © 1996 – 2008 Ariba, Inc.

Ariba, the Ariba logo, AribaLIVE and SupplyWatch are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Spend Management. Find it. Get it. Keep it., Ariba. This is Spend Management, Ariba Solutions Delivery, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Category Procurement, Ariba Contract Compliance, Ariba Contracts, Ariba Contract Management, Ariba Contract Workbench, Ariba Data Enrichment, Ariba eForms, Ariba Electronic Invoice Presentment and Payment, Ariba Invoice, Ariba Sourcing, Ariba Spend Visibility, Ariba Travel and Expense, Ariba Procure-to-Pay, Ariba Workforce, Ariba Supplier Network, Ariba Supplier Connectivity, Ariba Supplier Performance Management, Ariba PunchOut,

Ariba QuickSource, PO-Flip, Ariba Settlement, Ariba Spend Management Knowledge Base, Ariba Ready, Ariba Supply Lines, Ariba Supply Manager, Ariba LIVE and It’s Time for Spend Management are trademarks or service marks of Ariba, Inc. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba's expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba's operating and financial results to differ materially from current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba's products and services; lack of market acceptance of Ariba's existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies, including Procuri which Ariba acquired on December 17, 2007; long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions, including the impact of a recession; inability to control costs; changes in the company's pricing or compensation policies; significant fluctuations in our stock price; the outcome of and costs associated with pending or potential future regulatory or legal proceedings; the impact of our acquisitions, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba's Form 10-Q filed with the SEC on February 6, 2008.

Investor Contact:

John Duncan

Ariba, Inc.

(650) 390-1200

Investor@ariba.com

Media Contact:

Karen Master

Ariba, Inc.

(412) 297-8177

kmaster@ariba.com

Ariba, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	March 31, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$72,529	$61,311
Marketable securities	—	83,667
Restricted cash	315	820
Accounts receivable, net	30,055	29,130
Prepaid expenses and other current assets	8,731	10,743

Total current assets	111,630	185,671
Property and equipment, net	19,908	20,230
Long-term investments	22,107	8,048
Restricted cash, less current portion	29,560	29,200
Goodwill	406,321	326,101
Other intangible assets, net	30,448	10,461
Other assets	3,014	3,875

Total assets	$622,988	$583,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,992	$10,882
Accrued compensation and related liabilities	23,064	24,192
Accrued liabilities	16,622	18,976
Restructuring obligations	20,638	19,065
Deferred revenue	88,414	76,110
Deferred income - Softbank	—	566

Total current liabilities	158,730	149,791
Deferred rent obligations	20,472	22,628
Restructuring obligations, less current portion	47,394	52,106
Deferred revenue, less current portion	6,702	7,917
Other long-term liabilities	6,567	—

Total liabilities	239,865	232,442

Stockholders’ equity:
Common stock	171	157
Additional paid-in capital	5,135,677	5,067,993
Accumulated other comprehensive (loss) income	(2,870)	1,112
Accumulated deficit	(4,749,855)	(4,718,118)

Total stockholders’ equity	383,123	351,144

Total liabilities and stockholders’ equity	$622,988	$583,586

Ariba, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Revenues:
Subscription and maintenance	$46,798	$34,219	$86,824	$68,238
Services and other	33,740	39,200	70,688	82,348

Total revenues	80,538	73,419	157,512	150,586

Cost of revenues:
Subscription and maintenance	10,454	8,195	19,322	16,044
Services and other	24,029	29,196	48,635	59,526
Amortization of acquired technology and customer intangible assets	4,685	3,734	8,194	7,430

Total cost of revenues	39,168	41,125	76,151	83,000

Gross profit	41,370	32,294	81,361	67,586

Operating expenses:
Sales and marketing	29,432	23,096	54,544	46,072
Research and development	13,944	13,033	27,261	25,591
General and administrative	11,806	8,714	25,308	18,286
Other income - Softbank	—	(3,389)	(566)	(6,783)
Amortization of other intangible assets	210	124	319	324
Restructuring and integration costs	690	—	4,528	—
Litigation provision	—	—	5,900	—

Total operating expenses	56,082	41,578	117,294	83,490

Loss from operations	(14,712)	(9,284)	(35,933)	(15,904)
Interest and other income, net	2,863	4,896	6,207	8,006

Loss before income taxes	(11,849)	(4,388)	(29,726)	(7,898)
Provision for income taxes	549	684	992	1,261

Net loss	$(12,398)	$(5,072)	$(30,718)	$(9,159)

Net loss per share - basic and diluted	$(0.16)	$(0.07)	$(0.41)	$(0.13)
Weighted average shares - basic and diluted	77,648	69,704	75,426	69,213

Ariba, Inc. and Subsidiaries

Cash Flows

(Unaudited; in thousands)

	Three Months Ended March 31,
	2008	2007
Operating activities:
Net loss	$(12,398)	$(5,072)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	15	274
Depreciation	1,955	1,707
Amortization of intangible assets	4,895	3,858
Stock-based compensation	11,489	8,361
Restructuring charge	690	—
Realized gain - currency translation adjustment	—	(2,200)
Changes in operating assets and liabilities:
Accounts receivable	(1,093)	4,441
Prepaid expense and other assets	3,913	(528)
Accounts payable	(971)	(245)
Accrued compensation and related liabilities	3,194	(292)
Accrued liabilities	(11,535)	(4,460)
Deferred income - Softbank	—	(3,389)
Deferred revenue	7,652	7,847
Restructuring obligations	(6,327)	(7,788)

Net cash provided by operating activities	1,479	2,514

Investing activities:
Cash paid for acquisitions, net of cash acquired	(921)	—
Purchases of property and equipment	(1,776)	(1,758)
Sales of investments, net of purchases	35,131	(13,224)
Allocation from restricted cash, net	96	400

Net cash provided by (used in) investing activities	32,530	(14,582)

Financing activities:
Proceeds from issuance of common stock, net	2,186	3,239
Repurchase of common stock	(992)	(1,386)

Net cash provided by financing activities	1,194	1,853

Effect of exchange rates on cash and cash equivalents	178	75
Net change in cash and cash equivalents	35,381	(10,140)
Cash and cash equivalents at beginning of period	37,148	49,776

Cash and cash equivalents at end of period	$72,529	$39,636

Non-GAAP Financial Measures

The accompanying press release dated April 24, 2008 contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures in the press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP measures include non-GAAP revenues, non-GAAP cost of revenues, gross profit, operating expenses, (loss) income from operations, net (loss) income and net (loss) income per share amounts.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, GAAP financial measures, which should be considered as the primary financial metrics for evaluating our financial performance. Significantly, non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. Instead, they are based on subjective determinations by management designed to supplement our GAAP financial measures. They are subject to a number of important limitations and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For example, our non-GAAP financial measures have the effect of excluding a purchase accounting adjustment, costs and expenses from our operating results that should be properly considered under a system of accrual accounting. In addition, our non-GAAP financial measures differ from GAAP measures with the same names, may vary over time and may differ from non-GAAP financial measures with the same or similar names used by other companies. Accordingly, investors should exercise caution when evaluating our non-GAAP financial measures.

Despite these limitations, we believe our non-GAAP financial measures provide meaningful supplemental information about our operating results, primarily because they exclude a purchase accounting adjustment and costs and expenses that we do not believe are indicative of the ongoing operating performance of our business and our senior management. Although these items should properly be considered in our GAAP financial measures, we believe they should be excluded when evaluating our current operating performance. The non-GAAP financial measures disclosed in the accompanying press release are used by our Board of Directors and senior management to evaluate our current operating performance, are used in evaluating the performance of our senior management, and are used in our budget and planning processes. We believe that our non-GAAP financial measures are helpful to investors by facilitating comparisons of our current and prior operating results and by facilitating comparisons of our operating results with those of other software companies.

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the period indicated below:

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Revenue reconciliation:
GAAP revenue	$80,538	$73,419
Purchase accounting adjustment	2,260	—

Total non-GAAP revenues	$82,798	$73,419

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Expense reconciliation:
GAAP revenue	$80,538	$73,419
GAAP net loss	12,398	5,072

Total GAAP expenses	92,936	78,491
Amortization of intangible assets	(4,895)	(3,858)
Stock-based compensation	(11,489)	(8,361)
Restructuring and integration	(690)	—

Total non-GAAP operating expenses	$75,862	$66,272

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Net income (loss) reconciliation:
GAAP net loss	$(12,398)	$(5,072)
Purchase accounting adjustment	2,260	—
Amortization of intangible assets	4,895	3,858
Stock-based compensation	11,489	8,361
Restructuring and integration	690	—

Non-GAAP net income	$6,936	$7,147

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Net income (loss) per share reconciliation:
GAAP net loss per share - basic	$(0.16)	$(0.07)
Purchase accounting adjustment	0.03	—
Amortization of intangible assets	0.06	0.06
Stock-based compensation	0.15	0.12
Restructuring and integration	0.01	—

Non-GAAP net income per share - basic	$0.09	$0.10

Non-GAAP net income per share - diluted	$0.09	$0.10
Weighted average shares - basic	77,648	69,704
Weighted average shares - diluted	81,394	74,109

See “Discussion of Specific Items Excluded From Non-GAAP Financial Measures” at the end of the reconciliation of GAAP to non-GAAP operating results.

Discussion of Specific Items Excluded From Non-GAAP Financial Measures

Our non-GAAP financial measures include a purchase accounting adjustment related to deferred revenues and generally exclude costs and expenses for (i) amortization of intangible assets related to acquisitions, (ii) stock-based compensation and (iii) restructuring and integration. We exclude these items because we believe they are not closely related to the ongoing operating performance of our business and the performance of our senior management and are generally excluded from our budget and planning process. In addition to these reasons, we believe our non-GAAP financial measures are also helpful to investors by facilitating comparisons of our operating results over different time periods and by facilitating comparisons of our financial performance with that of other companies. In addition, except for costs and expenses related to restructuring and integration, these items are non-cash items that do not affect cash flows.

(1) Purchase accounting adjustment – deferred revenue. As announced on December 17, 2007, Ariba acquired Procuri, Inc. In accordance with the fair value provisions of EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree, acquired deferred revenue of approximately $4.5 million was recorded on the opening balance sheet, which was approximately $5.9 million lower than the historical carrying value. Although this purchase accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post- acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related subscription terms are renewed in future periods.

(2) Amortization of Acquired Intangible Assets. In accordance with GAAP, we amortize intangible assets acquired in connection with acquisitions over the estimated useful lives of the assets. We exclude these amortization costs in our non-GAAP financial measures because they (i) result from prior acquisitions, rather than the ongoing operating performance of our business, and (ii) absent additional acquisitions, are expected to decline over time as the remaining carrying amounts of these assets are amortized. We believe excluding these costs helps investors compare our financial performance with that of other companies with different acquisition histories. However, as with impairment charges, we recognize that amortization costs provide a helpful measure of the financial impact and performance of prior acquisitions and consider our non-GAAP financial measures in conjunction with our GAAP financial results that include amortization costs.

(3) Stock-Based Compensation Expenses. We exclude stock-based compensation expense associated with stock options and stock granted to employees and non-executive directors in our non-GAAP financial measures. While stock-based compensation is a significant component of our expenses, we believe that investors wish to be able to exclude the effects of stock-based compensation expense in comparing our financial performance with that of other companies.

(4) Restructuring and integration. We recorded restructuring related to lease abandonment accruals and severance and related benefits in the three months ended March 31, 2008. We exclude this from our non-GAAP financial measures because it is unrelated to our ongoing operations and is significantly impacted by factors outside our control. We believe excluding restructuring and integration helps investors compare our operating performance with that of other companies. We recognize, however, that restructuring and integration will impact cash flows and that we and investors should carefully consider the impact of these costs on future cash flows.